Exhibit 23.1

CONSENT OF DELOITTE & ASSOCIÉS
AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Orange Employee Share Offering 2016 of our reports dated February 17, 2015, relating to the consolidated financial statements of Orange SA and subsidiaries and the effectiveness of Orange’s internal control over financial, appearing in its Annual Report on Form 20-F for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ DELOITTE & ASSOCIÉS

DELOITTE & ASSOCIÉS

Neuilly sur Seine, France
March 8th, 2016